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                           AGREEMENT

     AGREEMENT made as of this ___th day of September, 1997 by and between IGG International, Inc., a Nevada corporation with its address at One Kendall Square, Building 300, Cambridge, MA 02139 ("IGGI") and Michelangelo, LLC, a Massachusetts limited liability company with its address at c/o James Whitney, Esq., 11 Dudley-Oxford Road, Dudley, MA ("Michelangelo").

     WHEREAS, Michelangelo is a consulting firm with expertise in strategic planning, corporate finance and partnering which has rendered consulting services to IGGI; and

     WHEREAS, IGGI is willing to retain Michelangelo to render consulting services and to compensate Michelangelo by the issuance of stock options, contingent upon the achievement by Michelangelo of certain milestones as set forth herein;

     WHEREAS, the parties have entered into an agreement, dated as of May 6, 1997, whereby IGGI agreed to compensate Michelangelo for services which Michelangelo had previously rendered to IGGI
(the "May 6 Agreement"); and

     WHEREAS, the parties intend that their rights and obligations hereunder shall be in addition to, and not in lieu of, their respective rights and obligations under the May 6
Agreement;

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

     1. Michelangelo hereby agrees to perform the following services for IGGI: Michelangelo will use its best efforts to facilitate and cause the occurrence of the various milestone events described in Paragraphs 4(a) through (d) below. In connection therewith, Michelangelo shall take such actions as it may reasonably determine, and as IGGI may reasonably request, as being necessary or desirable in connection with the achievement of such milestones. In connection therewith, but without limitation, Michelangelo will consult with and update management and the Board of Directors of IGGI on the progress of such milestones; attend meetings with potential investors, strategic partners and others; and prepare or assist in the preparation of presentations where appropriate. While there is not a specified amount of time that Michelangelo will be required to spend in the performance of its responsibilities hereunder, Michelangelo agrees to devote such time to the performance of its duties hereunder as are reasonably necessary to accomplish the performance of such duties.



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     2.  IGGI hereby agrees to issue to Michelangelo, in
consideration of and as full compensation for all services to be rendered by Michelangelo to IGGI hereunder (without, however, affecting IGGI's obligations under the May 6 Agreement), options (the "Options") to purchase a total of up to 160,000 shares of IGGI's Common Stock (the "Shares"), vesting in accordance with the provisions of Paragraph 4. Such shares shall be so-called "restricted" stock under Rule 144 pursuant to the Securities Act of 1933, as amended. The exercise price of the Options shall be $0.01 per share. The Options shall expire ten years from the date hereof, and shall contain such other standard terms and conditions as may be contained in IGGI's other option agreements.

     3. Michelangelo agrees that the Shares issuable upon the exercise of the Options will be restricted such that no more than 10,000 Shares may be sold during any thirty-day period. Any certificates evidencing Shares may bear a legend describing the foregoing restriction. IGGI may provide Michelangelo a separate agreement which incorporates the foregoing provisions of this Paragraph 3 and Michelangelo and IGGI agree to execute such agreement.

     4. The Options will vest and become exercisable upon the occurrence of the following conditions:

          (a) Financing. Options to purchase 40,000 Shares shall be issued to Michelangelo upon the closing of a major financing by IGGI or any of its wholly-owned subsidiaries. As used herein, a "major financing" shall be defined as a debt or equity financing the gross proceeds to IGGI of which are at least $5,000,000; provided, however, that the amount of Options granted under this paragraph (a) shall be reduced to 30,000 in the event that Michelangelo is entitled to receive 20,000 (rather than 10,000) Options under Paragraph 3(a) of the May 6 Agreement such that the total of the number of Options to which Michelangelo may become entitled under this Paragraph 4(a) and Paragraph 3(a) of the May 6 Agreement shall not exceed 50,000.

          (b) Partnering. Options to purchase 40,000 Shares shall be issued to Michelangelo upon the consummation by IGGI of a major corporate partnering transaction. As used herein, a "major corporate partnering transaction" shall be defined as a joint venture or other corporate partnership transaction with a corporate partner, which transaction is projected in good faith by IGGI's Board of Directors to result in gross revenues (including any related revenues such as equity, research and development grants, etc.) to IGGI of at least $5,000,000 during a period of not more than three years from the date of consummation thereof.

          (c) Merger Transaction. Options to purchase 40,000 shares shall be issued to Michelangelo upon the consummation of a

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merger, consolidation or similar transaction in which IGGI is valued at not less than $75,000,000.

          (d) Public Offering. Options to purchase 40,000 Shares shall be issued to Michelangelo upon the closing by IGGI of an underwritten public offering resulting in proceeds to IGGI of not less than $20,000,000.

     5. Notwithstanding any other provision of this Agreement, Michelangelo will not be entitled to receive any Options pursuant to Paragraph 4 unless it shall have been directly and materially involved in the transaction as a result of which the Options are being issued. Direct involvement shall include, at a minimum: locating or identifying a potential transaction partner; setting up and attending meetings with such partner; assisting IGGI with structuring the transaction and negotiating the terms of the transaction with such partner; and other similar responsibilities.

     6. No adjustment shall be made in the number of options issuable to Michelangelo because of dilution resulting from the additional Shares in connection with employment or consulting contracts, raising capital, or any other reasons other than stock splits or stock dividends. All options are irrevocable when vested.

     7. Michelangelo shall not be entitled to any cash compensation. Michelangelo also expressly agrees that the Options provided for in Paragraphs 2 and 4 shall constitute Michelangelo's sole compensation for all services rendered by it to IGGI (other than any compensation to which Michelangelo may be entitled by virtue of the May 6 Agreement), unless IGGI and Michelangelo shall have separately agreed in writing that any additional services shall be separately and additionally compensated. Notwithstanding the foregoing provisions of this Paragraph 7, in any transaction described in Paragraphs 4(a) through (d) above in which IGGI receives an amount of cash equal to at least $2,500,000, Michelangelo may, at its option, elect to receive up to 50% of the compensation to which it may become entitled with respect to such transaction in cash. The amount of such cash compensation shall be determined as follows: the number of Options which Michelangelo elects to receive in cash shall be multiplied by the average of the closing bid price of IGGI's Common Stock during the ten trading days preceding the date on which Michelangelo is entitled to receive its compensation. Such amount shall be multiplied by 80%, which product shall be the amount of cash which Michelangelo shall be entitled to receive in lieu of such Options. The foregoing right to receive cash shall not apply to any Options to which Michelangelo is entitled by virtue of the May 6 Agreement.



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     8.  The term of this Agreement shall be two years from the date hereof. Thereafter, this Agreement may be renewed for successive six-month terms unless prior to the commencement of any renewal term either party notifies the other of its intent not to renew this Agreement. In the event IGGI is in the process of negotiating, at the date of any termination of this Agreement, any transaction as a result of which Michelangelo would be entitled to compensation hereunder, and such transaction is in fact consummated within six months of the date of termination, then Michelangelo shall be entitled to be compensated with respect to such transaction notwithstanding such termination; provided, however, that as a condition of receiving such compensation Michelangelo shall continue, following such termination, to render such assistance with respect to such transaction (but not with respect to any other transaction or any other matters) as IGGI may request.

     9. This agreement shall not be construed to constitute a contract of employment, to create any continuing rights or obligations beyond the term hereof, or to constitute the parties as principal and agent, joint venturers or partners.

     10. This agreement represents the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings, written or oral.

     11. This agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

IGG International, Inc.         Michelangelo, LLC


By:____________________________ By:____________________________
   Bradley J. Carver, President    Enrico Petrillo, Manager